UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 18, 2011

CREXUS INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-34451	26-2652391

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1211 Avenue of the Americas

Suite 2902

New York, New York	10036

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 829-0160

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

               Asset Purchase Agreement

          On March 18, 2011, CreXus S Holdings LLC and CreXus S Holdings (Grand Cayman) LLC, which are subsidiaries of CreXus Investment Corp. (referred to as “we”, “us” or the “company”), entered into an asset purchase and sale agreement (the “Asset Purchase Agreement”) with Barclays Capital Real Estate Inc. and Barclays Capital Real Estate Finance Inc. (collectively referred to as the “Seller”). Pursuant to the Asset Purchase Agreement, the Seller agreed to sell, and we have agreed to purchase (the “Acquisition”), a portfolio of 30 commercial real estate assets, including commercial mortgage loans, subordinate notes and mezzanine loans, relating to 17 underlying properties or groups of properties (the “Portfolio”). The aggregate purchase price of the Portfolio is approximately $586.0 million, payable in cash, which will be adjusted based on the outstanding principal balance due at the closing of each asset in the Portfolio. We expect to consummate the Acquisition on or before April 11, 2011 (and may consummate supplemental closings with respect to any “failed condition asset” as described below).

          Representations and Warranties; Covenants. The Acquisition is primarily on an “as is, where is” basis, which means we are buying the assets in the Portfolio as they are with limited representations and warranties being made by the Seller with respect to the condition of the assets and the properties underlying certain of those assets. During the period between signing the Asset Purchase Agreement and closing the Acquisition, the Seller has agreed to service and administer the Portfolio prudently and in a manner consistent with its past practices. The Seller further agreed that it will not pledge, sell, grant transfer or convey any Portfolio assets to anybody but us until August 1, 2011 (which is the outside date to consummate the purchase of any “failed condition asset”).

          Closing Conditions and Termination; Failed Condition Assets. The closing of the Acquisition is subject to certain closing conditions, including, among others, (i) the pricing of an underwritten public offering of our common stock and that the combined net proceeds generated by this offering and a concurrent private placement of shares of our common stock to Annaly Capital Management, Inc. (whose wholly-owned subsidiary, Fixed Income Discount Advisory Company, is our manager) are sufficient to acquire the Portfolio; (ii) the ongoing satisfaction of certain representations and warranties; (iii) the receipt of certain third party consents; (iv) the Seller’s performance of its material obligations under the Asset Purchase Agreement; (v) the consummation of the Acquisition not being prohibited or prevented by any court, or government authority; and (vi) no material new litigation being commenced regarding the Portfolio assets. Upon the failure of any closing condition, the parties thereto may, in certain instances, terminate the Asset Purchase Agreement (subject to certain rights afforded to a breaching party’s ability to cure breaches of certain representations) or waive the condition. It is expected that Barclays Capital Inc., an affiliate of the Seller, will act as an underwriter for the common stock offering referred to in clause (i) above. Credit Suisse Securities (USA) LLC, which is also expected to be an underwriter of the common stock offering, is acting as our financial advisor in connection with the Acquisition.

          In addition, the parties may determine that certain closing conditions, such as receipt of required consents or the accuracy of certain representations, have not been met at the time of the initial closing of the Acquisition with respect to certain assets (referred to as “failed condition assets”). We and the Seller may nevertheless close the Acquisition (with the failed condition assets not being transferred to us) and use commercially reasonable efforts to satisfy the unsatisfied conditions as soon as possible thereafter. If at any time prior to August 1, 2011, the conditions are satisfied with respect to a failed condition asset, we and the Seller will hold a supplemental closing with respect to such asset. The parties have agreed to hold in escrow certain transfer documents and, under some circumstances, funds, related to any failed condition asset pending any supplemental closing. Under some circumstances, we may receive a credit against the purchase price with respect to a failed condition asset that is subsequently transferred to us.

          Indemnification; Limitations on Liability. The parties have agreed to indemnify one another for customary events and/or conditions, including breaches of representations, warranties and covenants. Certain indemnification obligations of the Seller are limited to losses in excess of $10.0 million and are capped, in the aggregate, at $82.1 million. These monetary limitations, however, do not limit our ability to recover for actual fraud and intentional material misrepresentation.

          The description of the Asset Purchase Agreement above is not complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the Asset Purchase Agreement is filed as Exhibit 2.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

2.1	Asset Purchase Agreement, dated March 18, 2011, among CreXus S Holdings LLC, CreXus S Holdings, Barclays Capital Real Estate Inc. and Barclays Capital Real Estate Finance Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CreXus Investment Corp.

	By:	/s/ Daniel Wickey

Name: Daniel Wickey

Title: Chief Financial Officer

Date: March 21, 2011